EXHIBIT 2
                                  LEASE AGREEMENT


            THIS AGREEMENT, dated the 8th day of August, 1996,

BETWEEN RTI INC., a New York corporation having a mailing address c/o Theo Muller, 20 Peach Hill Road, Darien, Connecticut 06820 ("Landlord");
AND
            STERIGENICS EAST CORPORATION, a wholly owned subsidiary of STERIGENICS INTERNATIONAL, a California corporation having a place of business at 4020 Clipper Court, Fremont, California 94538-6540 ("Tenant");



                                     CONTENTS

   Section     Topic                                  Page



      1        Basic Terms                               1
      2        Leasing Provisions                        3
      3        Rent Provisions                           6
      4        Tenant and Landlord Work Provisions       9
      5        Insurance Provisions                     15
      6        Condemnation Provisions                  17
      7        Default and Remedies                     18
      8        Environmental Provisions                 21
      9        Miscellaneous                            23
     10        Defined Terms: Interpretations           27



                               W I T N E S S E T H :


            1. BASIC TERMS. The following terms are the basic business terms and conditions of this lease. The capitalized terms used in this lease shall have the meanings set forth below in this and the following sections of this lease, including section 10. See section 10 for definitions and rules of interpretation. The provisions of this section 1 are subject to the more detailed, specific provisions contained elsewhere in this lease.

            1.1 Premises. That certain tract of land of approximately 62 acres and the improvements located thereon in the Township of Rockaway, County of Morris, State of New Jersey, as more particularly described in the attached Exhibit A. The Premises includes all trade and other fixtures located at the Premises.


                               (1)

            1.2 Term. The Term of this lease is for a period of 6 years (plus any fractional month at the beginning of the Term). The "Commencement Date" is August 8, 1996, and the "Termination Date" is August 31, 2002, or the last day of the month in which the 6th anniversary of the Commencement Date occurs, or upon such earlier date as may be provided in this lease whether following an extension or renewal hereof or otherwise. The lease is subject to extension as provided in the annexed extension rider for one (1) five (5) year term.

            1.3 Base Rent. The Annual Base Rent for the Term is $77,386.00 per year, payable in monthly installments of $6,486.00. Base Rent shall be absolutely net and Tenant shall be responsible for all normal and extraordinary costs arising out of or in connection with the use and operation of the Premises.

            1.4 Permitted Use. Tenant may use the Premises for contract irradiation services and other related businesses, and for any other lawfully permitted use.

            1.5   Security Deposit.  None.

            1.6   Landlord Notices Address:

                  RTI Inc.
                  c/o Theo Muller
                  20 Peach Hill Road
                  Darien, CT 06820

                  Telecopier No.: (203) 655-0381

                  With Courtesy Copy to Counsel:

                  Warshaw Burstein Cohen Schlesinger & Kuh, LLP
                  555 Fifth Avenue
                  New York, New York 10017

                  Attention: Arthur A. Katz
                  Telecopier No.: (212) 972-9150

            1.7   Tenant Notices Address:

                  Sterigenics International
                  4020 Clipper Court
                  Fremont, CA 94538-6540

                  Attention: James F. Clouser
                  Telecopier No.: (510)770-9000


                                  (2)

                  With Courtesy Copy to Counsel:

                  Gunderson, Dettmer, Stough, Villeneuve, Franklin & Hachigian 600 Hansen Way
                  Palo Alto, California 94304

                  Attention: Carla S. Newell
                  Telecopier No. (415) 843-0314

            2.    LEASING PROVISIONS.

            2.1 Leasing. For and in consideration of the Rents, covenants and agreements hereinafter mentioned, reserved and contained, to be paid, kept and performed by Tenant, Landlord does hereby demise and lease unto Tenant, and Tenant does hereby lease and hire from Landlord, the Premises more particularly described on Exhibit A annexed hereto subject to the matters disclosed by Exhibit 6.5(a) of the Agreement ("Title Report") and the ALTA survey contemplated by section 6.5 of the Agreement ("Survey"). Tenant shall be responsible for obtaining any certificate of occupancy or other permits, agreements and approvals in connection with its use or occupancy of the Premises. From and after the date hereof, Tenant shall have the right and obligation to maintain and care of Premises in order to preserve, maintain and prevent any waste or deterioration thereof. The parties shall not record this lease, but at the expense of Tenant shall cause a memorandum of this lease to be recorded in the form of Exhibit 2.1 hereto.

            2.2 Subordination. Tenant's rights under this lease shall have the priority set forth in the Title Report. Landlord shall discharge (a) exceptions 5(a) through and including 5(f) in Schedule B Section 2 of the Title Report, along with any encumbrances not disclosed in the Title Report, on or before one year from the date hereof, and (b) any lien under the Spill Act, any lien, restriction or encumbrance in connection with the Administrative Consent Order dated December 7, 1992, as amended, and any listing as a "Superfund Site" under CERCLA prior to any closing pursuant to section 9.7 hereof.

            2.3 Term. The Term of this lease shall commence on the Commencement Date and end on the Termination Date without the necessity of any notice from either Landlord or Tenant to terminate the same. Tenant hereby waives notice to vacate the Premises and agrees that Landlord shall be entitled to the benefit of all provisions of law respecting the summary recovery of possession from a tenant holding over to the same extent as if statutory notice had been given. For the period of 12 months prior to the expiration of the Term, Landlord shall have the right to show the Premises and all parts thereof to prospective tenants and purchasers during normal business hours, provided Landlord shall comply with Tenant's security requirements, not unreasonably interfere with Tenant's business and furnish at least 24 hours advance written notice to Tenant before showing the Premises.

            2.4 Use. Tenant shall use the Premises solely for the Permitted Use and for no other purpose whatsoever. Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way materially conflict with any law, statute, ordinance or governmental rule or


                                  (3)
regulation now in force or which may hereafter be enacted or promulgated.

            2.5  Tenant's Operation.

                  2.5.1 General Conduct. In regard to its use and occupancy of the Premises, Tenant will at its expense: (a) comply in all material respects with all laws, ordinances, rules and regulations of governmental authorities and all recommendations of the Fire Underwriters Rating Bureau and insurers now or hereafter in effect and, in no event fail to comply with any laws which impose any civil or criminal liability on Landlord; (b) conduct its business in all respects in a dignified manner in accordance with high standards of operation consistent with the quality of operation of similar properties within Northern New Jersey; (c) not use or permit the use of any portion of the Premises for any unlawful purpose; and (d) not place a load upon any floor which exceeds the floor load which the floor was designed to carry or which is allowed by law.

                  2.5.2 Utility Services. Tenant shall, at its own cost and expense, arrange for or provide utility connections and service to the Premises and shall pay all utility meter, connection and service charges allocable to the Term, including those for gas, sewer, electricity, water and standby sprinkler and any deposits required by utility suppliers. Tenant's use of electric energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment serving the Premises. It is the intention of the parties that Tenant will pay in full the costs and charges of all utilities and services directly or indirectly charged or billed in connection with the Premises during the Term so that the Base Rent provided herein shall be absolutely net to Landlord, except as expressly provided herein or in the Agreement.

            2.6  Right of Entry.

                  2.6.1 Inspection. Landlord, its employees and agents shall have the right to enter the Premises at all reasonable times during normal business hours upon at least 24 hours advance written notice, and at any time without notice in case of an emergency, for the purpose of examining or inspecting the same, showing the same to prospective mortgagees, making such alterations, repairs, improvements or additions to the Premises as Landlord may deem necessary or desirable.

                  2.6.2 Remediation. Landlord and its agents, contractors and sub- contractors shall be entitled to enter the Premises from time to time for the purpose of effecting any remediation required to comply with the Administrative Consent Order or other Remedial Orders. Landlord shall provide reasonable advance notice to Tenant each time it or any of its agents, contractors or sub-contractors proposes to enter the Premises to conduct remediation activities. Landlord and Tenant shall cooperate in the scheduling of all remediation activities to avoid undue interference with access by Tenant to the Premises or disruption to Tenant's business. If any remediation activities are


                                  (4)
      expected to substantially interfere with all access to the Premises or prevent Tenant from conducting substantially all of its business for a period in excess of seven consecutive days in any calendar year, Landlord shall provide not less than 90 days advance written notice to Tenant. If any interference or disruption exceeds seven consecutive days, Landlord shall be liable to Tenant for all damages suffered after such seven consecutive day period in consequence of the disruption.

           2.7 Sublease and Assignment. Tenant may not sublet all or any part of the Premises or assign its interest in this lease without Landlord's consent. Upon Tenant's notice to Landlord of any such proposed subletting or assignment, Landlord shall not unreasonably withhold, delay or condition its consent to such sublease or assignment if Tenant's business will continue to be conducted at the Premises after such sublease or assignment. If this lease be assigned or if the Premises or any part thereof be sublet to or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, sublessee or occupant and apply the net amount collected to the Rent payable hereunder. Notwithstanding any such assignment or subletting, the Tenant named herein shall remain primarily liable for the payment of Rent reserved hereunder and for the performance of all obligations imposed upon Tenant by this lease with respect to the Term.

            2.8 Surrender. Tenant will surrender possession of the Premises and remove all goods and chattels and other personal property in the possession of Tenant, by whomsoever owned, at the end of the Term or at such other time as Landlord may be entitled to re-enter and take possession of the Premises pursuant to any provision of this lease, and shall leave the Premises in as good order and condition as they were at the beginning of the Term, ordinary wear and tear and damage by the elements and by casualty excepted. In default of such surrender of possession and removal of goods and chattels, Tenant will pay to Landlord 150% of the monthly installments of Annual Base Rent together with any Additional Rent reserved by the terms of this lease for such period as Tenant holds over in possession of the Premises. If Tenant fails to remove all goods and chattels and other personal property, by whomsoever owned, at the end of the Term or at such other time as Landlord may be entitled to re-enter and take possession of the Premises pursuant to any provision of this lease, Tenant hereby irrevocably makes, constitutes and appoints Landlord as the agent and attorney-in-fact of Tenant to remove all goods and chattels and other personal property, by whomsoever owned, from the Premises to a place of storage, such moving and storage to be at the sole cost and expense of Tenant. Tenant covenants and agrees to pay to Landlord all reasonable expenses which Landlord incurs for the removal and storage of all such goods and chattels. Alternatively or additionally, at the option of Landlord, Tenant shall be deemed to have abandoned any or all of such goods, chattels and other personal property and all or any portion thereof may be disposed of at Tenant's sole cost and expense, in any manner selected by Landlord. No act or thing done by Landlord shall be deemed an acceptance of the surrender of the Premises unless Landlord shall execute a written release of Tenant. Tenant's liability hereunder shall not be terminated by the execution by Landlord of a new lease of the Premises.

            2.9 Quiet Enjoyment. Landlord covenants that Tenant, on paying the Rent and performing its obligations under this lease, shall and may peaceably and quietly have, hold and enjoy the Premises for the Term, subject to the provisions of this lease.


                                  (5)

            2.10 Performance of Tenant's Obligations. Tenant covenants and agrees to perform all obligations herein expressed on its part to be performed, and to promptly, upon receipt of written notice specifying the action desired by Landlord in connection with any such obligation (excluding the covenant to pay Rent which shall be complied with without prior notice), comply with such notice. If Tenant shall not commence and proceed diligently to comply with such notice to the reasonable satisfaction of Landlord within 30 days after delivery thereof, except in the event of an emergency, in which event compliance shall commence forthwith, Landlord may (but shall have no obligation to do so) enter upon the Premises and do the things specified in said notice. Landlord shall have no liability to Tenant for any loss or damages resulting in any way from such action by Landlord, and Tenant agrees to pay promptly upon demand any reasonable expense incurred by Landlord in taking such action.

            3.    RENT PROVISIONS.

            3.1 Rent. Tenant covenants and agrees to pay to Landlord, as rental for the Premises, the Base Rent and any and all Additional Rent not otherwise payable directly to third parties in accordance with the various sections of this lease. Annual Base Rent shall be payable in equal monthly installments in advance on the Commencement Date and on the first day of each calendar month thereafter during the Term. Additional Rent payable by Tenant shall include the following charges allocable to the Term:

            (a)   all Taxes and all utility charges, costs and fees; and

            (b) all premiums on insurance policies required to be maintained by Tenant on, or in connection with the use of, the Premises pursuant to this lease; and

            (c) all costs and expenses of maintaining, repairing and operating the Premises; and

            (d)   except as expressly provided herein or in the Agreement,

                  all other expenses and charges which, from the Commencement Date until the end of the Term, shall arise, be levied, assessed or imposed upon or against the Premises as an incident of the ownership thereof and which are the kind customarily paid by owners of land and buildings by reason of such ownership, including the full cost of complying with all laws and regulations, and the cost of all repairs required to maintain the Premises in good repair and condition and to comply with all applicable provisions of law, it being the intention hereof that, from the date hereof until the end of the Term of this lease, Tenant shall be chargeable with and shall pay all such above sums which an owner of the Premises would pay.

            3.2 Apportionment of Taxes and Other Additional Rent. All Taxes, sewer and water charges and other governmental charges imposed against or levied upon the Premises shall be apportioned as between Landlord and


                                  (6)

Tenant at the Commencement Date and the Termination Date. If single Tax bills attributable to a larger lot of which the Premises are only a part are submitted during the Term by the municipal or other authorities having jurisdiction, Landlord shall remit payments to such authorities and Tenant shall be responsible for (a) that part of the land portion of such Tax bills determined by multiplying such land portion by a fraction, the numerator being the total square footage of the land comprising the Premises and the denominator being the total square footage of the land comprising the entire lot, plus (b) the amount of Taxes attributable on such Tax bills to the buildings and improvements located within the entire lot multiplied by the percentage ratio of building floor space in the Premises to the total building floor space in the entire lot, which ratio the parties agree for the purpose of this lease is 100% ("Tenant's Percentage Share"), plus (c) Tenant's Percentage Share of any bills for general or special assessments.
In the event of a dispute regarding the amount of Taxes attributable to buildings and improvements, the parties agree that the attribution contained in the records of the municipal tax assessor shall control. The allocation of Taxes hereunder shall be done on a tax lot by tax lot basis. Each of the items payable as Additional Rent to third persons shall be paid by Tenant on or before the date when each becomes due. If the Landlord collects governmental charges hereunder, Landlord shall pay the charges to the applicable entity and, at Tenant's request, it shall provide Tenant with proof of payment to the taxing or other governmental authority as the case may be. Landlord agrees to elect to pay any future assessments which may be levied against the Premises in the maximum number of installments permitted by law. Tenant shall furnish to Landlord, within 30 days after the date upon which any charge is payable by Tenant as hereinabove provided, copies of official receipts of the appropriate taxing or governmental authority, or other proofs satisfactory to Landlord, evidencing the payment of any Taxes or such other payment obligations of Tenant hereunder. If Tenant shall fail to make any payment or do any act required of it by any provision of this lease, Landlord may make such payment or do such act and the amount of such payment, or the cost of doing such act, together with interest thereon at an annual rate equal to the Default Rate shall be Additional Rent payable by Tenant upon demand by Landlord. The making of any such payment or the doing of any such act by Landlord shall not constitute a waiver by Landlord of any right or remedy provided by this lease upon Tenant's default in the making of such payment or the doing of such act. Tenant shall have the right to contest or review by appropriate proceedings or in any other manner permitted by law, at Tenant's sole cost and expense, in Tenant's name and/or in Landlord's name (whenever necessary), any Taxes (including the lowering of any assessed valuation) or any legal requirements relating to the Premises, and Landlord shall, without expense or charge to it, cooperate with Tenant and execute any documents or pleadings required for such purposes. If required by Landlord, Tenant shall furnish a surety company bond or other security reasonably satisfactory to Landlord, against any liens by reason of such contest. The aforesaid contest by Tenant may include appeals from any judgments, decrees or orders until a final, nonappealable determination shall be made by a court or governmental department or authority having jurisdiction in the matter.

            3.3 Setoff. Tenant covenants to pay all Rent when due and payable, without any setoff, recoupment, deduction or demand whatsoever, except as hereinafter provided. Any monies paid or expenses incurred by Landlord to correct defaults in any of Tenant's obligations hereunder shall be payable to Landlord as Additional Rent. Any Additional Rent payable to


                                  (7)

Landlord as provided for in this lease shall become due with the next installment of Annual Base Rent due after Tenant's receipt of notice of the Additional Rent from Landlord, or on demand if so stated in Landlord's notice. Rent shall be paid or delivered to Landlord at Landlord's Notice Address unless otherwise directed by Landlord. Neither the receipt and acceptance by Landlord of any Annual Base Rent or Additional Rent with knowledge of Tenant's default under any covenant or condition of this lease, nor the acceptance of any such payment made subject to conditions imposed by Tenant, whether under a restrictive endorsement, tendered as payment in full or otherwise, shall be deemed a waiver of such default.

            Tenant has provided to NJDEP one or more irrevocable letters of credit, or any substitute or replacement thereof, in the aggregate amount of $500,000 ("Tenant's L/C") to secure certain obligations of Landlord in connection with an Administrative Consent Order dated December 7, 1992, as amended ("In the Matter of RTI Inc. Site and RTI Inc. and THIOKOL CORPORATION") ("Landlord's Environmental Obligations"). Tenant agrees to maintain Tenant's L/C in the maximum aggregate amount of $500,000, subject to reductions permitted by the NJDEP and reductions as contemplated by this section 3.3. Landlord agrees to use its reasonable efforts and to diligently proceed with and complete Landlord's Environmental Obligations and to apply from time to time to the NJDEP for permission to reduce the aggregate amount of Tenant's L/C. Tenant's obligation to maintain Tenant's L/C shall be reduced by $40,000 (per year) commencing on August 1, 1998 and on August 1 of each year of the lease Term thereafter. The parties agree to negotiate in good faith with respect to their obligations to maintain letters of credit during the lease extension, if any, PROVIDED, HOWEVER, that if the parties are unable to agree, Landlord and Tenant shall be obligated to maintain letters of credit in the amount of Tenant's L/C and Landlord's L/C then in effect. Simultaneously with the reduction of $40,000 (per year) in Tenant's L/C, Landlord agrees that on August 1, 1998 and on August 1 of each year of the lease Term thereafter, Landlord shall provide to the NJDEP one or more irrevocable letters of credit in the amount of $40,000 (per year) in form and substance satisfactory to the NJDEP, PROVIDED, HOWEVER, that if the NJDEP reduces the aggregate amount of Tenant's L/C required to secure Landlord's Environmental Obligations, Landlord's L/C shall be equal to an amount, not to exceed $40,000 (per year), which when added to Tenant's L/C will fully secure Landlord's Environmental Obligations ("Landlord's L/C"). Upon Landlord's default under this section 3.3, Tenant shall have a right to offset against any Base Rent and Additional Rent then or thereafter coming due under this lease the amount of any outstanding Tenant's L/C or Landlord's Substitute L/C (as hereafter defined) at the time of Landlord's default, up to the amount drawn upon by the NJDEP. In the event of Landlord's default through Landlord's failure to provide Landlord's L/C as required in this section 3.3, Tenant shall undertake to perform Landlord's L/C obligation, in any manner and at the sole discretion of Tenant ("Landlord's Substitute L/C"), and set off against Base Rent and Additional Rent the reasonable costs, including attorney's fees, if any, of undertaking to provide Landlord's Substitute L/C, as well as the full amount of Landlord's Substitute L/C as calculated hereunder, whether or not the NJDEP has drawn upon Landlord's Substitute
L/C. If Landlord provides Landlord's L/C subsequent to Landlord's default through its failure to provide Landlord's L/C and Tenant providing Landlord's Substitute L/C, Landlord shall have the right to regain the amount offset by Tenant, minus the reasonable costs incurred by Tenant in providing Landlord's Substitute L/C, PROVIDED, HOWEVER, that no provision in this section 3.3 shall be construed to require Tenant to return to Landlord any offset by


                                  (8)

Tenant for any amount drawn upon by the NJDEP (for example, if on August 1, 1998, the NJDEP has not reduced the amount of Tenant's L/C from $500,000, and Landlord fails to provide Landlord's L/C, instead of replacing its $500,000 Tenant's L/C with one $460,000 letter of credit and one $40,000 letter of credit, Tenant may opt to retain it's $500,000 Tenant's L/C, with $40,000 of Tenant's L/C becoming Landlord's Substitute L/C. Tenant may then set off $40,000 from Base Rent and Additional Rent. If Landlord later fulfills its obligation to provide Landlord's L/C, Landlord is entitled to receive the amount set off from Landlord's Substitute L/C, minus any costs, including attorney fees, and minus any amount drawn upon any letter of credit in place). Landlord's default under section 3.3 shall mean and consist of (a) any draw upon Tenant's L/C, (b) Landlord's failure to comply with Landlord's Environmental Obligations, reflected by a written notice from the NJDEP, and Landlord's failure to diligently contest in good faith or comply with Landlord's Environmental Obligations, or (c) Landlord's failure to provide Landlord's L/C hereunder, TIME BEING OF THE ESSENCE. If the NJDEP refuses to accept any Landlord's L/C in partial substitution for Tenant's L/C, then Landlord shall be obligated to provide cash collateral or make other arrangements satisfactory to NJDEP so that NJDEP does permit the annual reduction in the aggregate amount of Tenant's L/C contemplated by this section 3.3. Landlord's obligations under this section 3.3 shall continue through any lease extension. In the event of a default under section 3.3(b) above, Tenant's setoff shall be limited to a period of six (6) months of Base Rent and Additional Rent, after which time Tenant's right to set off under section 3.3(b) shall cease, PROVIDED, HOWEVER, that a default under any other provision of this section 3.3 has not occurred. On the date twelve (12) months after Tenant commences setoff under section 3.3(b), if Landlord is not otherwise in default under section 3.3(a) or section 3.3(c), and no additional event of default under section 3.3(b) has occurred, Tenant shall return to Landlord the amount setoff under section 3.3(b).

            If the lease Term terminates on August 31, 2002, the Landlord shall provide a letter of credit or such other security as may be required by the NJDEP, in the amount of the difference between (a) $200,000 and (b) the amount of the Landlord's L/C in existence on August 31, 2002, which amount shall be provided in two (2) equal annual installment commencing on August 31, 2002. Upon the exercise of Landlord's Put Option as set forth in section
9.7 or upon the exercise of Tenant's Purchase Option as set forth in section 9.6, Landlord shall be released from its obligation to provide Landlord's L/C.

            3.4 Late Charges; Interest on Late Payments. Without limiting any other right of Landlord hereunder, there shall be due and owing from Tenant a late charge and an interest charge on any Annual Base Rent and Additional Rent provided for hereunder which is not paid by Tenant when due. The late charge shall be equal to 3% of any amount not paid when due and the interest charge shall be calculated at the Default Rate, each such calculation to be made from the date when due. Both charges shall be payable on demand of Landlord with respect to any Annual Base Rent not received by the 10th day of each month and with respect to any other Additional Rent not received within 10 days after its due date.

            4.    TENANT AND LANDLORD WORK PROVISIONS.

            4.1  Landlord's Work.  Landlord shall deliver the Premises on the


                                  (9)

Commencement Date in the condition contemplated by the Agreement.

            4.2 Tenant Work and Repairs. Tenant shall keep and maintain, or cause to be kept and maintained, the buildings and other improvements now or in the future constructed on the Premises in good repair and condition. To fulfill the foregoing obligation and its other covenants under this lease, including Section 4.8, Tenant shall make or cause to be made all reasonably required repairs and replacements of every kind and character, interior and exterior, structural and nonstructural, ordinary and extraordinary, including the roof, walls, plumbing, heating, ventilation, air conditioning, electrical equipment and other systems on or supplying the Premises, lights and lighting, all glass including plate glass, stanchions and fences, roadways (other than public streets), sidewalks, parking lots and other paved areas, and such other public areas the maintenance and repair of which public areas are the responsibility of the property owner by law. Tenant will not call upon Landlord, during the Term of this lease, for the making of any repairs, replacements, alterations or other work whatsoever. All Tenant's Work, shall
(a) be performed in a good and workmanlike manner, and (b) be at least substantially equal in quality and usefulness to the original work.

            4.3 No Liens. If any mechanics' or construction lien shall at any time be filed against Landlord's or Tenant's interest in any part of the Premises by reason of work, labor, services or materials performed directly or indirectly by, through or under or furnished directly or indirectly to Tenant or to anyone holding the Premises through or under Tenant, Tenant shall forthwith cause the same to be discharged of record or bonded to the reasonable satisfaction of Landlord. If Tenant shall fail to cause the lien to be so discharged or bonded after being notified of the filing thereof, then in addition to any of its other rights or remedies Landlord may discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord together with interest thereon at the Default Rate and all costs and expenses, including reasonable attorneys' fees, incurred by Landlord in procuring the discharge of such lien shall be due and payable by Tenant to Landlord as Additional Rent upon demand of Landlord. Landlord's consent to or acquiescence in any Tenant's Work shall not constitute an approval by Landlord of Tenant's contracts for such work.

            4.4 Trade Fixtures. All trade fixtures and apparatus (as distinguished from leasehold improvements) owned by the Tenant and installed in the Premises shall remain the property of Tenant and shall be removable at the expiration of the Term, provided Tenant repairs and restores any damage to the Premises relating to such installation or removal. In no event shall Tenant be responsible for restoration of Tenant's Work or for repairing floor, wall or ceiling finishes.

            4.5  Tenant Alterations.

                  4.5.1 General. The Tenant shall have the right to make improvements, alterations and additions to the Premises so long as it gives Landlord at least 30 days prior written notice thereof and obtains Landlord's consent and otherwise complies with this section
      4.5. No consent by Landlord shall be required if the cost of the work is less than $175,000 in any instance or series of related instances. The cost of such improvements, alterations or additions shall be the


                                  (10)
      sole responsibility of the Tenant. Tenant may, at its cost and expense, paint or decorate any part of the interior of the Premises. Any improvements, alterations or additions to the Premises shall upon their completion become part of the Premises and the property of the Landlord and shall be surrendered with the Premises upon termination of this lease without any compensation being due therefor by Landlord. However, Tenant shall be entitled to remove any trade fixtures or other alterations or additions, so long as it repairs any damage to the improvements on the termination of this lease. If Tenant plans to make any improvements, alterations or additions to the Premises that are not consistent with the present use or reasonable continuing use of the Premises and which is a Permitted Use, Landlord may, prior to the commencement of an improvement, alteration or addition, give notice to Tenant that Landlord may require Tenant to remove any such improvement, alteration or addition at the end of the Term and require Tenant to restore the Premises to its condition immediately before the improvement, alteration or addition was made, and require Tenant to repair any damages such improvement, alteration, or addition may have caused. Landlord's consent where required in this section 4.5 shall not be unreasonably withheld, delayed or conditioned.

                  4.5.2 General Standards. Whenever Tenant makes any alterations or repairs or does any other Tenant's Work in, to, on or about the Premises as provided for in this lease:

                        (a)  Tenant shall do the work in a good and
      workmanlike manner and in compliance with all applicable laws, ordinances and codes, and all applicable governmental rules, regulations and requirements, and in accordance with the standards, if any, of the Board of Fire Underwriters or other organization exercising the functions of a board of fire underwriters whose jurisdiction includes the Premises;

                        (b) Tenant will pay for all work promptly and in a manner consistent with good business practices and Tenant will, prior to the commencement thereof, provide Landlord with reasonable assurances of Tenant's ability to pay for Tenant's work and in the absence of such proof Tenant shall provide payment and performance bonds in form and substance reasonably satisfactory to Landlord covering such work;

                        (c) before commencing any work Tenant shall notify Landlord of its intention to do so, and shall (i) obtain, provide Landlord with copies of all permits and authorizations therefor that may be required by law for doing the work; and (ii) execute, acknowledge and deliver to Landlord in a form reasonably approved by Landlord an agreement under which Tenant shall indemnify Landlord against any claims arising from the work, including the removal of any lien filed against the Premises, or Landlord's or Tenant's interest therein, or the threat or notice of any claim, as a result of such work;

                        (d) the work shall be commenced as promptly as is practicable under then existing circumstances and once commenced shall


                                  (11)
      be pursued diligently to completion, subject to delays arising out of causes beyond the reasonable control of Tenant, and upon completion Tenant shall deliver to Landlord a copy of "as built" plans;

                        (e) the casualty and comprehensive general liability insurance provided for in section 5 shall be extended, if necessary, to apply to the work during the course of construction and after completion, and a certificate naming Landlord as additional insured shall be provided to Landlord;

                        (f) Tenant shall carry or cause its contractors, if any, to carry worker's compensation insurance as required by law in connection with the work and provide certificates thereof to Landlord prior to the commencement of any work;

                        (g) Tenant shall at all times maintain in full force and effect all permits and authorization required for such work and obtain an official final certificate of occupancy or amended certificate of occupancy upon completion of the work in each instance if, under local practice, such certificates are issued by a governmental department or officer having jurisdiction; and

                        (h) thereafter during the Term, Tenant shall bear the entire risk of loss, repair, replacement and compliance with law responsibilities for such alterations.

           4.6 Casualty Loss. If any building or any other improvement on the Premises or any part thereof shall be damaged or destroyed by fire, explosion, lightning, vandalism or by any other casualty or cause ("Casualty"), Tenant shall (a) give prompt notice thereof to Landlord and (b) at Tenant's own cost and expense, and whether or not insurance proceeds shall be sufficient for the purpose, cause to be repaired, restored, replaced and/or rebuilt such building or other improvement to substantially the same condition and character as existed immediately prior to the Casualty; provided, however, that Tenant may make such changes as it may elect in conformance with and subject to the provisions of this lease, provided the building shall, in the reasonable opinion of Landlord after the completion of such changes, have substantially the same commercial utility and value as it had prior to the Casualty. Such restoration, repair, replacement, rebuilding or alteration shall be commenced promptly and prosecuted with reasonable diligence. All insurance proceeds payable on account of any such Casualty, less the actual cost, fees and expenses, if any, incurred in connection with adjustment of the loss ("Net Insurance Proceeds") shall be payable to a bank, trust company or other entity as shall be designated by Landlord, to hold as trustee (the "Insurance Trustee") for disposition hereunder. Provided that Tenant complies with the requirements of section 4.6(a) and (b), Tenant shall have the right to adjust all losses, provided that, with the respect to any losses exceeding $175,000, the Landlord's consent shall be obtained. All Net Insurance Proceeds shall be applied to the payment of the cost of the demolition, restoration, repair, replacement, rebuilding or alteration, including the costs of temporary repairs or for the protection of property pending the completion of permanent restoration, repairs, replacements, rebuilding or alterations (all of which temporary and permanent repairs, replacement, rebuilding or alterations are hereinafter collectively referred to as "Restoration"), and shall be paid out from time to time as Restoration


                                  (12)
progresses upon the written request of Tenant which shall be accompanied by the following:

                        (a) A certificate signed by Tenant, dated not more than 30 days prior to such request, and if the Restoration cost is expected to exceed $175,000, signed by a licensed architect, setting forth the following:

                              (i)  That the sum then requested either has
           been paid by Tenant or is justly due to contractors, subcontractors, materialmen, engineers, architects or other persons who have rendered services or furnished materials for the Restoration therein specified, the names of such persons, a brief description of such services and materials, the several amounts so paid or due to each of said persons in respect thereof, that no part of such expenditures has been made the basis, in any previous or then pending request, for the withdrawal of insurance money or has been made out of the proceeds of insurance received by Tenant, and that the sum then requested does not exceed the value of the services and materials described in the certificate. Tenant shall, from time to time, upon request provide proof of payment of all sums previously requisitioned by Tenant;

                              (ii)  That except for the amount, if any,
           stated pursuant to the foregoing clause (a) (i) in such certificate to be due for services or materials, there is no outstanding indebtedness known to the persons signing such certificate, after due inquiry, which is then due for labor, wages, materials, supplies or services in connection with such Restoration which, if unpaid, might become the basis of a vendor's, mechanic's, laborer's, contractor's or materialman's statutory or similar construction lien upon such Restoration, the Premises or any part thereof or upon Landlord's or Tenant's interest therein; and

                              (iii)  That the cost, as estimated by the
           persons signing such certificate, of the Restoration required to be done subsequent to the date of such certificate in order to complete the same, is not expected to exceed the insurance money, plus any amount which either has been deposited by Tenant to defray such cost and remaining in the hands of the Insurance Trustee after payment of the sum requested in such certificate, plus the unexpended or undisbursed portion of any amount which has been committed in writing to Tenant by a third party lender for purposes of Restoration. Tenant will provide Landlord with reasonable assurances of Tenant's ability to pay for Tenant's work and in the absence of such proof Tenant shall provide payment and performance bonds in form and substance reasonably satisfactory to Landlord covering such work

                       (b) Evidence reasonably satisfactory to Landlord to the effect that there has not been filed with respect to the Landlord's interest in the Premises or any part thereof any construction, vendor's, mechanic's, laborer's, materialman's, contractor's or other lien, or any notice thereof, which has not


                                  (13)
           been discharged of record or bonded, except such as will be discharged by or concurrently with the payment of the amount then requested. Upon compliance with the foregoing provisions of this section, the Insurance Trustee shall, out of such remaining Net Insurance Proceeds, pay or cause to be paid to Tenant or the persons named in such certificate the respective amounts stated therein to have been paid by Tenant or to be due to such other persons, as the case may be. If the Net Insurance Proceeds at the time held by the Insurance Trustee shall be insufficient to pay the entire cost of Restoration, Tenant will pay the deficiency or provide a lender's commitment to fund the deficiency as needed. Upon receipt by Landlord of satisfactory evidence required by clauses (a) and (b) of this section that the Restoration has been completed and paid for in full, that all requirements of this lease relating to the Restoration have been complied with and that there are no liens of the character referred to herein, any balance of the Net Insurance Proceeds at the time held by the Insurance Trustee shall first be paid to Tenant to the extent of amounts deposited by Tenant pursuant to clause (a)(iii) above, with any balance then paid to Landlord.

            4.7 No Abatement of Rent. No destruction of or damage to the Premises or any part thereof by fire or any other casualty shall permit Tenant to surrender this lease or shall relieve Tenant from its obligations to pay all Base Rent and Additional Rent under this lease or from any of its other obligations under this lease. Tenant waives any rights now or hereafter conferred upon it by statute or otherwise to quit or surrender this lease or the Premises or any part thereof, or to any suspension, diminution, abatement or reduction of Rent on account of any such destruction or damage. Each party expressly waives any rights now or hereafter conferred upon it pursuant to N.J.S.A. 46:8-6, 46:8-7, or otherwise to quit or surrender this lease or the Premises or any part thereof, or to terminate this lease, or to any suspension, diminution, abatement or reduction of rent, on account of any such damage or destruction. If there is a Casualty during the last two years of the Term, the Tenant may terminate this lease, provided that Tenant's notice of termination shall be accompanied by an assignment of the proceeds of the casualty insurance required by section 5.1 relating to the Premises.

            4.8 Compliance with Laws. Tenant shall suffer no waste or injury in or about the Premises and shall comply with or cause to be complied with all laws applicable to the use and occupancy of the land, buildings and other improvements upon the Premises, including the making of any structural or other repairs or alterations that may be required in order to comply with said laws. In addition, Tenant shall effect or cause to be effected the correction, prevention and abatement of nuisances, violations or other grievances in, upon or connected with the Premises, including the land, buildings and other improvements thereon, and shall also promptly comply with or cause to be complied with all rules, orders, requirements and regulations of the Board of Fire Underwriters or persons exercising such powers and all insurers of the Premises.



                                  (14)

            5.  INSURANCE PROVISIONS.

            5.1 Casualty Insurance. Tenant shall keep the buildings and other insurable improvements on the Premises insured under permanent policies and/or "builder's risk" policies, as the case may be, against loss or damage by fire and risks embraced within "all risk coverage" available in the locality where the Premises are located, in an amount sufficient to prevent Landlord or Tenant from being a coinsurer under the applicable policy, but in any event in an amount not less than 100% of the full insurance value. The term "full insurance value" as used herein means the actual replacement cost (excluding foundation, footings and excavation costs) as defined in the standard "replacement cost" provision or endorsement. Tenant shall also maintain in effect boiler explosion and casualty insurance and plate glass insurance in amounts reasonably acceptable to the Landlord and rental insurance covering at least one year's Rent.

            5.2 Liability Insurance. Tenant shall obtain and maintain comprehensive general liability insurance with coverage of not less than $1,000,000.00 combined single limit, for each occurrence and in the aggregate, for bodily injury to or death of persons, and for property
damage.   Tenant shall also obtain and maintain independent contractors and blanket contractual liability endorsements, as well as such other and additional insurance and endorsements as reasonably prudent owners of comparable facilities generally maintain and as reasonably requested from time to time by Landlord.

            5.3 Additional Insurance. Landlord and Tenant shall, at the request of Landlord, consult with each other as to the scope of coverage and adequacy of the policy limits of the insurance required by the provisions of this section 5 from time to time during the Term and Tenant shall increase the scope of coverage and/or the policy limits to the extent reasonably required by Landlord after such review. Tenant will obtain additional coverage and in such amounts as reasonably required by Landlord provided that such coverage (and in such amounts) is customarily obtained by owners and operators of similar properties.

            5.4 Certificates. On or prior to the date hereof or after any request by Landlord and at least 30 days prior to the expiration date of any insurance policies, Tenant shall deliver to Landlord certificates evidencing that the insurance required by this lease is in effect. Prior to commencement of construction of any of any alterations or improvements, Tenant shall deliver to Landlord certificates evidencing the insurance required by sections 4 and 5 is then in effect. All insurance policies shall provide for 30 days advance notice in writing to Landlord prior to cancellation.

            5.5 Endorsements. All such policies shall name Landlord as an additional insured and as loss payee, as applicable, as its interest under this lease may appear. All insurance obtained by Tenant shall be deemed "primary" over any other collectible insurance maintained by Landlord. All policies of insurance shall be issued by insurers authorized to conduct that type of insurance business in New Jersey, and having at all times a policyholders rating of "A" or better and a financial rating of "AAA" or better in the then-current edition of Best's Insurance Guide. If Tenant


                                  (15)
shall not comply with this section and without waiving any Event of Default, Landlord may cause insurance as aforesaid to be issued, and in that event Tenant agrees to pay the premiums for such insurance upon Landlord's demand as Additional Rent, together with interest at the Default Rate until the premium cost is reimbursed to Landlord.

            5.6 Indemnity. Tenant shall defend, indemnify and save harmless Landlord and Landlord's owners, principals, directors, officers, representatives, agents and employees ("Indemnified Persons") against and from losses, liabilities, obligations, damages, penalties, claims, costs, charges and expenses (including reasonable attorney's fees) which may be suffered by any Indemnified Person or asserted by third persons against any Indemnified Person relating to the Term or any time that Tenant may have been given access to all of or any portion of the Premises, out of or in connection with any or all of the following:

            (a) The activities of Tenant or any of its agents, contractors, subcontractors, servants, employees, assigns, subtenants, licensees or invitees in or about the Premises;

            (b) Any negligent or otherwise wrongful act or omission on the part of Tenant or any of its agents, contractors, subcontractors, servants, employees, assigns, subtenants, licensees or invitees;

            (c) Any work or thing done in, on or about the Premises by or at the instance of Tenant or any of its agents, contractors, subcontractors, servants, employees, assigns, subtenants, licensees or invitees, including the assertion of any construction liens or claims relating thereto; and

            (d) Any failure on the part of the Tenant to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this lease on its part to be performed or complied with.

If any action or proceeding is brought against any Indemnified Person by reason of any such claim, upon written notice from any Indemnified Person, Tenant shall at Tenant's expense resist or defend such action or proceeding by counsel approved by the Indemnified Person in writing, which approval the Indemnified Person shall not unreasonably withhold. The provisions of this
Section 5.6 shall survive the Termination Date.

            5.7 No Liability of Landlord. Except as provided in the Agreement or under section 8 hereof, Landlord, whether as landlord, owner, contractor or in any other capacity, shall not be liable for any damage or injury which may be sustained by Tenant or any other person claiming under or through Tenant as a consequence of the failure, breakage, leakage or obstruction of the water, plumbing, steam, gas, sewer, waste or soil pipes, roof, drains, leaders, gutters, valleys, down spouts or the like, or of the electrical, ventilation, air-conditioning, gas, power, conveyer, refrigeration, sprinkler, heating or other systems, elevators or hoisting equipment, if any, or any other condition relating to the Premises; or by reason of the elements; or resulting from acts, conduct or omissions on the part of Tenant or of Tenant's agents, employees, guests, licensees, invitees, assignees, subtenants or successors, or on the part of any other tenant, person or entity.



                                  (16)

            5.8 Increase in Insurance. Tenant will not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Premises which will contravene Tenant's or Landlord's policies, if any, insuring against loss or damage by fire or other hazards (including public liability) or which will prevent Tenant or Landlord from procuring such policies from companies acceptable to Landlord. If anything done, omitted to be done or suffered by Tenant to be done or kept in, upon or about the Premises shall cause the rate of fire or other insurance on the Premises to be increased beyond the minimum rate from time to time applicable thereto for the customary uses thereof, Tenant will pay the amount of any such increase as Additional Rent.

            5.9 Waivers of Subrogation. Tenant shall include in each of its policies insuring against loss, damage or destruction by fire or other insured casualty either (a) a waiver of the insuror's right of subrogation against the other party (and, in case of Tenant's policies, against any additional insured) or (b) should such waiver be unobtainable, (i) an express agreement that such policy shall not be invalidated if the insured waives or has waived before the casualty the right of recovery against any party responsible for a covered casualty or (ii) any other form of permission from the insuror for the release of such responsible party and, in such event the insured shall so waive its right of recovery or release the responsible party. If such waiver, agreement or permission shall not be obtainable without additional charge or at all, the insured party shall so notify the other party promptly. If such waiver, agreement or permission shall be obtainable at additional charge, then the Tenant agrees to pay such charge. The provisions of this paragraph shall not by implication require Landlord to purchase any insurance. If Landlord purchases insurance of the type described in this Section 5.9, the provisions of this section shall apply.

            6.    CONDEMNATION PROVISIONS.

            6.1 Awards to Landlord. If the Premises shall be acquired, taken or condemned by any authority having the power of eminent domain or conveyed under a threat of eminent domain (a "Taking"), Landlord shall be entitled to collect the entire award that may be made as a result of the Taking, with the award to be payable to Landlord pursuant to the following provisions of this section 6. Tenant agrees to execute any and all further documents that may be required in order to facilitate collection of the award.

            6.2 Total Taking. If at any time during the Term of this lease there shall be a Taking of the whole of the Premises, or of such major part that the remaining portion of the Premises is not capable, in Tenant's opinion, of being used for the Permitted Use (a "Total Taking"), this lease shall terminate and expire on the date of the Taking and all Base Rent and Additional Rent payable by Tenant under this lease shall be apportioned and paid to the date of the Total Taking. In the event of a Total Taking, Landlord shall have the exclusive right to the proceeds of any award.

            6.3 Partial Takings. If at any time during the Term there shall be a Taking of the Premises other than a Total Taking (a "Partial Taking"), this lease shall continue in full force and effect as to the Premises not Taken. Tenant shall repair or replace the building or other improvements affected by the Partial Taking, and the portion of any award relating to the value of any Land so taken which shall, for purposes of such



                                  (17)
valuation, be considered vacant, unencumbered and unimproved, shall belong to Landlord and the balance of the award shall be payable to the Insurance Trustee and shall be applied to the cost of any required Restoration of the buildings and other improvements on the Premises, substantially in the same manner and subject to the same conditions as apply to the use of Casualty insurance proceeds. If the costs of Restoration shall exceed the net award available to Tenant, Tenant shall pay the deficiency. Any balance remaining in the hands of the Insurance Trustee after payment of the costs of Restoration as aforementioned, or if Tenant does not elect to apply the award to Restoration as set forth above, the entire net award of the Partial Taking, shall be paid to Landlord as if a Total Taking had occurred.

            6.4 Adjustment of Rent. In the event of a Partial Taking, this lease shall continue but the Base Rent shall be recalculated from the date of the Partial Taking by multiplying the Base Rent by a fraction, the numerator of which is equal to the fair market value of the Premises immediately after the Taking and the denominator is the fair market value of the Premises immediately prior to the Taking. Any Base Rent becoming due and payable hereunder between the date of any the Partial Taking and the date of determination of the amount of the Rent reduction, if any, to be made in respect thereof shall be paid at the rate theretofore payable hereunder, or the reduced rate, if any, which Landlord has offered or stated to be the reduced Rent rate under this section.

            6.5 Temporary Taking. If the temporary use of the whole or any part of the Premises shall be taken by any lawful power or authority, by the exercise of the right of condemnation or eminent domain, or by agreement between Tenant and those authorized to exercise such right, Tenant shall give prompt notice thereof to Landlord, the Term of this lease shall not be reduced or affected in any way, Tenant shall continue to pay in full the Base Rent and Additional Rent herein reserved, without reduction or abatement, and Tenant shall be entitled to receive for itself any award or payment made for such use.

            6.6 Definitions. The terms "Taking," "condemnation" or similar terms as herein used shall mean the acquisition by a public or quasi-public authority having the right to take the same by condemnation or by power of eminent domain or otherwise, regardless of whether such taking is the result of actual condemnation or voluntary conveyance.


            7.    DEFAULT AND REMEDIES.

            7.1 Events of Default. If before or during the Term there shall occur any of the following events ("Events of Default"):

            (a) if Tenant shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall have an order for relief entered against it or be adjudicated a bankrupt or insolvent, or shall file a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, or shall file an answer admitting or not contesting the material allegations of a petition against it in any such proceeding, or shall seek or consent to or acquiesce in the



                                  (18)
                  appointment of any trustee, receiver or liquidator of Tenant or any material part of its assets; or

            (b) if, within 60 days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, such proceeding shall not have been dismissed, or if, within 60 days after the appointment without the consent or acquiescence of Tenant of any trustee, receiver or liquidator of Tenant, or of any material part of its assets, the appointment shall not have been vacated; or

            (c) if the interest of Tenant in the Premises shall be sold under execution or other legal process; or

            (d) if Tenant shall fail to pay any installment of Annual Base Rent or Additional Rent on its due date and the failure continues for 10 days after Landlord gives Tenant written notice thereof ; or

            (e) if Tenant shall fail to perform or observe any requirement, obligation, agreement, covenant or condition of this lease, other than the payment of any installment of Annual Base Rent or Additional Rent, and the failure shall continue for 30 days after Landlord gives Tenant written notice thereof (if the failure is of a nature such that it cannot be remedied within 30 days, then there shall not be an Event of Default if Tenant diligently commences to remedy the failure within the 30-day period and prosecutes the same to completion with diligence, and in any event within 90 days);

THEN AT ANY TIME FOLLOWING ANY OF SUCH EVENTS OF DEFAULT, Landlord, without waiving any other rights herein available to Landlord at law or in equity, may either (i) give Tenant notice of termination of this lease or
(ii) without terminating this lease, give Tenant notice of Landlord's intention to re-enter and take possession of the Premises. The giving of either of such notices to Tenant shall terminate Tenant's right to possession of the Premises under this lease, without prejudice to the rights of Landlord to exercise all other available legal remedies and without discharging Tenant from any of its liabilities hereunder.

            7.2 Damages. If Landlord elects to terminate Tenant's right to possession of the Premises under section 7.1 following an Event of Default, Landlord may re-enter and take possession of the Premises, with or without legal process, whether by force or otherwise, and Tenant shell be obligated to pay to Landlord as damages upon demand, and Landlord shall be entitled to recover of and from Tenant, (a) all Annual Base Rent and Additional Rent payable to the date of termination of Tenant's right to possession, plus (b) the cost to Landlord of all reasonable legal and other expenses and costs (including attorney's fees) incurred by Landlord in obtaining possession of the Premises, in enforcing any provision of this lease, in preserving the Premises during any period of vacancy, in making any repairs as Landlord may reasonably deem necessary or advisable in operating and maintaining the Premises, and in reletting the Premises, including all reasonable brokerage commissions therefor, plus (c) either (i) in the event of Landlord's giving



                                  (19)
notice of its intention to re-enter and take possession without terminating this lease, damages (payable in monthly installments, in advance, on the first day of each calendar month following the giving of such notice and continuing until the date originally fixed herein for the expiration of the then current Term of this lease) in amounts equal to the Base Rent and Additional Rent herein reserved, less the net amount of rent, if any, which may be collected and received by Landlord from the Premises for and during the balance of the Term; Landlord may relet the Premises, or any part or parts thereof (but in no event shall Landlord be obligated to do so), for a term or terms which may at Landlord's option be less than or exceed the period constituting the balance of the Term hereof, and Landlord may grant concessions or charge a rental in excess of that provided in this lease (Tenant shall have no right to any excess); or (ii) in the event of Landlord's giving notice of termination of this lease, an award for liquidated damages in an amount which, at the time of the termination, is equal to the excess, if any, of the installments of Base Rent and the aggregate of all sums payable hereunder as Additional Rent (for such purpose considering the annual amount of Additional Rent to equal the amount thereof payable for the 12 months immediately preceding the termination, or the annualized portion of Additional Rent payable from the Commencement Date to the date of the termination if this lease then shall have been in effect for less than 12 months) reserved hereunder for the period which would otherwise have constituted the unexpired portion of the then current Term of this lease, plus the value of all other considerations to be paid or performed by Tenant during such period, over the fair rental value of the Premises, as of the date of such termination, for such unexpired portion of the then current Term of this lease, said liquidated damage amount to be discounted at the then "generic" prime rate of interest as set forth in the most recently published Wall Street Journal to determine its present value at the time of the award. If the Entire Premises or any part thereof be relet by Landlord for the unexpired Term or any part thereof before presentation of proof of liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall be deemed to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting. Prior to Tenant's full payment of any liquidated damages awarded to Landlord, Tenant shall continue to pay punctually to Landlord all Base Rent and Additional Rent to the same extent and at the same time as if this lease had not been terminated and receive full credit for such payments against the award for liquidated damages. If Landlord shall elect to re-enter and take possession without terminating this lease, Landlord shall have the right at any time thereafter to terminate this lease for the previous default, whereupon the provisions of this subsection with respect to termination will thereafter apply.

            7.3 Multiple Actions. Landlord may sue for and collect any amounts which may be due pursuant to the provisions of section 7.2 from time to time as Landlord may elect, but no such suit shall bar or in any way prejudice the rights of Landlord to enforce the collection of amounts due at any time or times thereafter by like or similar proceedings. All legal fees and expenses incurred by Landlord in enforcing its rights under this lease shall be deemed Additional Rent and due and payable by Tenant upon demand.
If Landlord brings any summary action for dispossession of Tenant for failure to pay Rent, Landlord's attorney's fees and legal expenses shall be added to and included as part of the Rent due and owing by Tenant with respect to the periods in default. Tenant expressly waives service of any notice of intention to re-enter that may be required by law, and waives any and all rights to recover or regain possession of the Premises, or to reinstate or to



                                  (20)
redeem this lease, or other right of redemption as permitted or provided by or under any law now or hereafter in force and effect.

            7.4 No Remedy Exclusive; No Waiver. No remedy conferred upon or reserved to Landlord in this lease is intended to be exclusive of any other remedy herein or by law provided, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute. The receipt and acceptance by Landlord of Annual Base Rent or Additional Rent with knowledge of the default by Tenant in any of Tenant's obligations under this lease shall not be deemed a waiver by Landlord of the default. Nothing contained in this lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above. No waiver by Landlord of any Event of Default or any default by Tenant in any covenant, agreement or obligation under this lease shall operate to waive or affect any subsequent Event of Default or default in any covenant, agreement or obligation hereunder, nor shall any forbearance by Landlord to enforce a right or remedy upon an Event of Default or any such default be a waiver of any of its rights and remedies with respect to such or any subsequent default or in any other manner operate to the prejudice of Landlord.

            8.    ENVIRONMENTAL PROVISIONS.

            8.1 Additional Definitions. The terms "Environmental Laws," "Hazardous Substances," "Material," "Person," "Release," "Environmental Approvals," "Governmental Authorities" and "Remedial Orders" defined in
Article IV of the Agreement shall have the same meanings when used in this lease. Remedial Orders shall include the "Administrative Consent Order" referred to in section 9.9 hereof.

            8.2 Landlord's Responsibility. Landlord shall be and remain in full compliance with the Remedial Orders and Environmental Laws and otherwise be fully responsible for the existence and remediation of any Hazardous Substances affecting the Premises as of the Commencement Date ("Existing Conditions").

            8.3 Landlord Indemnity. Except for matters for which Tenant is responsible pursuant to Section 8.4 below, Landlord hereby agrees to save, defend with counsel reasonably satisfactory to Tenant, indemnify and hold harmless Tenant and its principals, officers, directors, trustees, agents and employees, from and against any and all claims, losses, liabilities, damages and expenses (including reasonable cleanup costs and attorneys fees arising under this indemnity) which may arise directly or indirectly from any use or any Release of Hazardous Substances by Landlord on or under the Premises, and losses of and claims against Tenant resulting from (i) Landlord's failure to comply strictly with the provisions of this section 8, with respect to Existing Conditions, including the Remedial Orders and the Administrative Consent Order and (ii) any negligence or misconduct by Landlord, its employees, agents or contractors, including any negligence in carrying out required remediation activities.



                                  (21)

            8.4 Tenant's Responsibility. The Premises shall not be used and/or occupied to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process Hazardous Substances, except for the use, in accordance with law, of such substances as are customary in connection with the Permitted Use. Tenant shall comply with all applicable Environmental Laws in connection with its use of the Premises. The Tenant shall not permit during the Term any intentional or unintentional action or omission of the Tenant or any other occupant, user and/or operator of the Premises, resulting in the Release of Hazardous Substances into the waters or onto the lands of the State of New Jersey, or into the air or the waters outside the jurisdiction of the State of New Jersey where damage may result to the air, lands, waters, fish, shellfish, wildlife, biota, air or other resources owned, managed, held in trust or otherwise controlled by, or within the jurisdiction of, the State of New Jersey. In addition, Tenant shall be liable for any losses, damages or claims, including claims arising from personal injury, caused by or resulting from (i) any excavation activities conducted by Tenant at the Premises, and (ii) any use by Tenant, its employees or invitees of any water on the Premises, including well water, ground water or tap water.

            8.5 Tenant Indemnity. Tenant hereby agrees to save, defend with counsel reasonably satisfactory to Landlord, indemnify and hold harmless Landlord and its principals, officers, directors, trustees, agents and employees, from and against any and all claims, losses, liabilities, damages and expenses (including reasonable cleanup costs and attorneys fees arising under this indemnity) which may arise directly or indirectly from (i) any use or any Release by Tenant of Hazardous Substances on or under the Premises,
(ii) any excavation activities undertaken by Tenant at the Premises, (iii) any use by Tenant, its employees or invitees of any water on the Premises, including well water, ground water or tap water, (iii) the negligence or misconduct of Tenant, its employees, agents or contractors and (iv) losses of and claims against Landlord resulting from Tenant's failure to comply strictly with the provisions of this section 8, including claims for personal injury, but in any event only with respect to the Term of this lease and any other period of possession of the Premises by Tenant.

            8.6 ISRA Compliance. In connection with the termination of this lease or Tenant's operations hereunder or the change of ownership or other status of Tenant or other person acting by, through or under Tenant or Landlord, or the sale of the Premises by Landlord, the Tenant shall obtain ISRA clearance, which for the purpose of this lease means that Tenant shall either (a) obtain from the NJDEP a "Letter of Non-Applicability," or (b) submit to and obtain the approval by the NJDEP of a "Negative Declaration" or
(c) obtain the issuance by NJDEP of a "No Further Action Letter" pursuant to ISRA and applicable regulations, guidance and guidelines implementing ISRA ("ISRA Requirements") and the Environmental Requirements. As part of its obligation to obtain either a "Letter of Non-Applicability," a "Negative Declaration" or a "No Further Action Letter" ("ISRA Compliance"), Tenant shall prepare and submit to NJDEP a General Information Notice and perform and report to NJDEP on, as appropriate, a Preliminary Site Assessment, a Site Investigation, a Remedial Investigation and a Remedial Action Workplan. Tenant shall also, as part of its compliance with ISRA Requirements, obtain and maintain a remediation funding source in form and amount acceptable to NJDEP. The Tenant agrees not to submit any Remedial Action Workplan (or its regulatory equivalent) which would return the Premises to the Landlord at the



                                  (22)
end of the Term in a condition which includes the presence of Hazardous Substances which were not Existing Conditions. In any event and notwithstanding any provision to the contrary herein, with respect to Existing Conditions the Landlord shall have the sole and exclusive responsibility to comply at its own cost and expense with any Environmental Laws, including ISRA, in connection with the Premises, the termination of this lease, any sale or other change in status of Landlord or Tenant, the cessation of Tenant's operations on the Premises or in connection with a change in ownership of Landlord's interest in the Premises.

            8.7 Other Laws' Survival. Whenever the terms ISRA and similar terms and regulatory and statutory references are used in this lease, they shall be deemed to include any similar, predecessor, future or successor regulatory and statutory references and/or terms under past or future laws as may apply to the Premises and its use and occupancy under this lease. Landlord's and Tenant's obligations under this section 8 shall survive the termination of this lease.


            9.    MISCELLANEOUS.

            9.1 Bind and Inure. This lease and the covenants and conditions herein contained shall (a) inure to the benefit of and be binding upon Landlord, its successors and assigns, and (b) inure to the benefit of Tenant and only such successors or assigns of Tenant whose subletting or assignment has been carried out in accordance with this lease.

            9.2 Notices. All notices from Tenant to Landlord shall be directed to Landlord's Notice Address. All notices from Landlord to Tenant shall be directed to Tenant's Notice Address. Either party may designate in writing a substitute address for notices, and thereafter notices shall be directed to the substitute address. Every notice shall be deemed to have been given or served at the time that the same shall be telecopied, hand-delivered, deposited with a nationwide overnight courier service or deposited in the United States mails, by registered or certified mail, postage prepaid, return receipt requested, in the manner aforesaid.

            9.3 Broker. Except as disclosed in the Agreement, Landlord and Tenant respectively represent and warrant to each other that no broker has been involved in connection with the consummation of this lease or the granting of the purchase option or the put option and that no commission shall be paid to any broker in consequence of the lease, the purchase option or the put option, or the exercise of the foregoing options. Each party agrees to indemnify the other from and against any loss, damage or expenses (including litigation costs and reasonable attorneys' fees) by reason of any claim for compensation or commission by any broker based upon an allegation of relations or negotiations between the claimant and the indemnitor inconsistent with the representations and warranties herein made. This representation, warranty and covenant shall survive the Termination Date.

            9.4 Integration. This writing is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of the terms thereof, all negotiations, considerations and representations between the parties having been incorporated herein. No course of prior dealings between the parties or their affiliates shall be relevant or



                                  (23)
admissible to supplement, explain or vary any of the terms of this lease. Acceptance of or acquiescence in a course of performance rendered under this or any prior agreement between the parties or their affiliates shall not be relevant or admissible to determine the meaning of any of the terms of this lease. No representations, understandings, or agreements have been made or relied upon in the making of this lease other than those specifically set forth herein. This lease can only be modified by a writing signed by all of the parties hereto or their duly authorized agents.

            9.5 Authority. If Landlord or Tenant is a corporation, partnership or limited liability company, the undersigned officer, partner, member or manager hereby warrants and certifies to the other party that such party is an entity in good standing and duly organized under the laws of the state of its organization and is authorized to do business in New Jersey.
The undersigned officer, partner, member or manager hereby further warrants and certifies to the other party that he or she, as such officer, partner, member or manager is authorized and empowered to bind the entity to the terms of this lease by his or her signature thereto.

            9.6 Tenant's Purchase Option. Tenant shall have the option to purchase the Premises from Landlord. If the option is exercised on or after the 1st anniversary of the Commencement Date, the purchase price shall be equal to $405,039.00; if exercised on or after the 2nd anniversary of the Commencement Date, the purchase price shall be equal to $358,913.00; if exercised on or after the 3rd anniversary of the Commencement Date, the purchase price shall be equal to $309,905.00; if exercised on or after the 4th anniversary of the Commencement Date, the purchase price shall be equal to $256,573.00; if exercised on or after the 5th anniversary of the Commencement Date, the purchase price shall be equal to $200,357.00; and if exercised on the 6th anniversary of the Commencement Date, the purchase price shall be equal to $138,376.00. Tenant may exercise its option to purchase the Premises only by delivering to Landlord a written notice of its intention to exercise the option ("Tenant Exercise Notice") at least 60 days prior to the closing date desired by Tenant. The Tenant Exercise Notice must be accompanied by an updated Title Report and Survey, together with written notice of any title objection disclosed thereby or otherwise known to Tenant and which Tenant believes it is not required to take title "subject to." If Tenant exercises its option hereunder, Landlord shall deliver insurable title, subject only to the exceptions as set forth in the Survey and Title Report, not including any exceptions which Landlord agrees to discharge as set forth in section 2.2 hereof. Landlord shall take no action after the date hereof which would create any encumbrance or title question. Notwithstanding Tenant's exercise of its option hereunder, this lease shall remain in full force and effect until the closing of title. Tenant may not exercise this option if, either at the time of the Tenant Exercise Notice or at the time of closing of title, there exists any Event of Default or any event which would become an Event of Default after the giving of notice and/or the lapse of time. The closing of title shall terminate this lease and the date thereof shall be deemed the Termination Date. TIME IS OF THE ESSENCE WITH RESPECT TO THE GIVING OF THE TENANT EXERCISE NOTICE
HEREUNDER STRICTLY IN ACCORDANCE WITH THE PROVISIONS OF THIS
SECTION 9.6. If this lease shall terminate for any reason prior to Tenant's exercise of its option to purchase hereunder, the Tenant's option shall also terminate.



                                  (24)

            9.7 Landlord's "Put" Option. Landlord shall have the option to require that Tenant purchase the Premises from Landlord on the 6th anniversary of the Commencement Date for a purchase price equal to $138,376.00. Landlord may exercise its option only by delivering to Tenant a written notice of its exercise of this right ("Landlord Exercise Notice") at least 60 days prior to the Termination Date, accompanied by proof that environmental remediation of the Premises has been completed to such an extent that Tenant would not have any material liability for further environmental remediation and the Premises has been removed from the National Priorities List established under CERCLA. The Landlord Exercise Notice must be accompanied by an updated Title Report and Survey showing no changes except for the discharge of the exceptions set forth in section 2.2 hereof. If Landlord exercises its option hereunder, Landlord shall deliver insurable title, subject only to the exceptions as set forth in the Survey and Title Report, not including any exceptions which Landlord agrees to discharge as set forth in section 2.2 hereof. Landlord shall take no action after the date hereof which it knows or should know would create any encumbrance or title question. Notwithstanding Landlord's exercise of its option hereunder, this lease shall remain in full force and effect until the closing of title. Landlord may not exercise this option if, either at the time of the Landlord Exercise Notice or at the time of closing of title, there exists any default by Landlord hereunder, under any Remedial Orders or under the Agreement. The closing of title shall be on the Termination Date. TIME IS OF THE ESSENCE WITH RESPECT TO THE GIVING OF THE LANDLORD EXERCISE NOTICE
HEREUNDER STRICTLY IN ACCORDANCE WITH THE PROVISIONS OF THIS
SECTION 9.7. If this lease shall terminate for any reason prior to Landlord's exercise of its Landlord's option hereunder, the option shall also terminate.

            9.8 Tenant Right to File Applications. Tenant shall have the right to file site plan and other land use applications with respect to the Premises prior to the expiration of the purchase option, provided that no such activities by Tenant shall impose any present or future financial or other burdens, conditions or other encumbrances on the Premises or Landlord. Tenant shall bear the entire cost of any such applications and Landlord shall provide any necessary consent thereto.

            9.9 Remedial Order Restriction. This lease and any sublease, assignment, sale or other transfer of any interest in the Premises is and shall be subject to the following provisions, each of which is set forth in an Administrative Consent Order dated December 7, 1992, as amended, affecting the Premises and shall be included in the recorded memorandum of this lease:

            (a) At least ninety (90) calendar days prior to the date of any alienation, Landlord shall notify the NJDEP in writing of the proposed alienation, the name of the grantee, the extent of the alienation, and a description of the grantor's continuing obligations, if any, which grantee has agreed to perform.

            (b) At least ninety (90) calendar days prior to transfer of ownership of the Premises, Landlord shall verify to the NJDEP that such notice of alienation has been given.

            (c) Any contract to alienate the Premises shall require the grantee to allow the implementation and continuation of all activities and



                                  (25)
obligations pursuant to the Administrative Consent Order and to allow Landlord, the NJDEP and its authorized representatives access to the Premises for purposes of such activities and obligations. No alienation shall affect Landlord's obligations under the Administrative Consent Order.

            (d) Landlord shall include in any instrument of conveyance, including a deed, title, lease, easement or license of or for the Premises, a written notice that the Premises is the subject of the Administrative Consent Order. Any such instrument of conveyance shall be subject to the requirements set forth in the Administrative Consent Order regarding the use of the Premises and deed restrictions.

The Administrative Consent Order shall be binding, jointly and severally, on the Landlord, its successors, assignees and any trustee in bankruptcy or receiver appointed pursuant to a proceeding in law or equity. The use and access restrictions set forth in the Administrative Consent Order shall run with the land and be for the benefit of and enforceable by the NJDEP and any citizen which is or may be damaged as a result of violations of the use and access restrictions. The use and access restrictions shall provide actual and constructive notice to any subsequent grantee of the locations and concentrations of all contaminants which remain at the Premises and of the use and access restrictions imposed. Within thirty (30) calendar days after Landlord's receipt of a written request from the NJDEP, Landlord shall record the restrictions with the Morris County Clerk, Morris County, State of New Jersey, and provide the NJDEP with a copy of this Administrative Consent Order stamped "Filed" by the Morris County Clerk.

            9.10 Cross-Estoppel Certificates. Each party agrees that at any time and from time to time at reasonable intervals, within 10 days after written request by the other party, the party will execute, acknowledge and deliver to the other party and/or to its assignee, mortgagee or other secured party as may be designated, a certificate stating: (i) that this lease is unmodified and in full force and effect (or if there have been modifications, that this lease is in full force and effect as modified, and identifying the modification agreements, or if this lease is not in full force and effect the certificate shall so state); (ii) the date to which Rent has been paid under this lease; (iii) whether or not there is any existing default by Tenant in the payment of Rent or other sum or money under this lease, and whether or not there is any other existing default by either party under this lease with respect to which a notice of default has been served, and if there is any such default, specifying the nature and extent thereof; (iv) whether or not there are any set- offs, defenses or counterclaims against enforcement of the obligations to be performed by the party under this lease; and (v) such other matters relating to this lease as may be reasonably requested by the other party or any of its designees.

            9.11 Tenant's Recourse. Except for claims which Tenant may have against Landlord arising under Section 2.6.2, Article 8 or Section 9.6 of this lease, Tenant shall look solely to the Premises and Landlord's equity therein for the payment of any damages or satisfaction of any liabilities or obligations of Landlord, and no judgment obtained by Tenant shall be enforceable against Landlord or any property of Landlord, other than the Premises.



                                  (26)

            10.  DEFINED TERMS: INTERPRETATIONS.

            10.1 Defined Terms. Terms identified in the heading, recitals and in other provisions of this agreement shall have the meanings assigned to them either wherever initially capitalized in this agreement or as set forth below.

                  Additional Rent. Any and all charges or amounts other than Base Rent payable by Tenant, whether to Landlord or directly to other persons, under the various sections of this lease.

                  Agreement. The Asset Acquisition Agreement between the parties dated as of February 26, 1996.

                  Annual Base Rent or Base Rent. The Base Rent, payable in monthly installments in accordance with section 1.3.

                  Default Rate. A fluctuating rate of interest per annum equal to the Prime Rate plus 4%.

                  Events of Default. Events of Default shall have the meanings assigned in section 7.1.

                  Force Majeure. Any cause beyond a party's reasonable control, including acts of God, strikes, labor troubles, shortage of materials or services, governmental pre-emption in connection with a national or local emergency or by reason of any rule, order or regulation of any governmental agency or by reason of the conditions of supply and demand which have been or are affected by war, hostilities or similar emergency.

                  Permitted Use. Permitted Use shall have the meaning set forth in section 1.4.

                  Premises. The Premises commonly known as 108 Lake Denmark Road, Rockaway, New Jersey, as shown on the site map annexed as Exhibit A hereto. The Premises includes the buildings, driveways, parking areas and other improvements located thereon. The Premises includes all trade and other fixtures located at the Premises on the date hereof.

                  Prime Rate. A fluctuating rate of interest per annum as published from time to time by The Wall Street Journal as the generic "prime rate" of interest.

                  Rent. All Base Rent and Additional Rent provided for herein.

                  Rental Year. The first Rental Year for the Premises shall commence on the Commencement Date and shall end at the close of the 12th full calendar month following the Commencement Date; thereafter each Rental Year shall consist of successive periods of 12 calendar months. Any portion of the Term remaining at the end of the last full Rental Year shall constitute the final Rental Year and Rent shall be apportioned therefor. Landlord



                                  (27)
reserves the right to change the Rental Year from time to time.


                  Taxes. Any real estate tax, special or general assessment, real estate rental receipt or gross receipt tax, unforeseen and foreseen, including any other charge imposed with respect to the Premises or leases or rents payable with respect thereto, by federal, state or local authorities. If at any time during the term of this lease under the laws of the State of New Jersey or any political subdivision thereof a tax or excise on rents is levied or assessed against Landlord or the Base Rent as a substitution in whole or in part for or as an addition to taxes assessed or imposed on land and buildings or on land or buildings, such substitute tax shall be calculated as if the Premises were the only real property owned by the Landlord, and the same shall be deemed to be included within the term "Taxes." In no event shall Taxes include inheritance, estate or transfer taxes. Landlord agrees to pay any special or general assessments in the maximum number of installments permitted by the taxing authority and Taxes shall only include those installments which are allocable to the Term.

                  Tax Year. Tax Year means each 12 month period (deemed for the purposes of this section to have 365 days) established as the tax year by the taxing authorities having lawful jurisdiction over the Premises.

                  Termination Date. The date provided in this lease for the end of the Term, whether as a result of the expiration of this lease, an Event of Default or otherwise.

            10.2 Interpretations. Unless otherwise specified, the following rules of construction shall be applicable for all purposes of this lease and all documents or instruments supplemental hereto:

                  10.2.1 All references herein to numbered sections, subsections, schedules or exhibits are references to the sections and subsections hereof, and the schedules and exhibits attached hereto.

                  10.2.2 The terms "include," "including" and similar terms shall be construed as if followed by the phrase "without being limited to."

                  10.2.3 The terms "Premises" and "improvements" and like terms shall be construed as if followed by the phrase "or any part thereof."

                  10.2.4 Singular words include the plural and plural words include the singular.

                  10.2.5 The term "person" shall include natural persons, firms, partnerships, trusts, corporations, limited liability companies and any other public and private legal entities.

                  10.2.6 The term "provisions," when used with respect hereto or to any other document or instrument, shall be construed as if preceded by the phrase "terms, covenants, agreements, requirements, conditions and/or."



                                  (28)

                  10.2.7 The terms "hereto," "herein," "hereof," "hereunder" and similar terms shall refer to this agreement in its entirety, unless the context clearly indicates otherwise.

                  10.2.8 Any table of contents or section, subsection, schedule and exhibit captions are used for convenience and reference only and in no way define, limit or affect the construction of the provisions hereof.

                  10.2.9 No inference in favor of any party shall be drawn from the fact that any other party has drafted any portion hereof.

                  10.2.10 All recitals set forth in, and all schedules and exhibits to, this agreement are incorporated in this agreement.

                  10.2.11 The terms "lease" or "sublease" shall mean "lease, sublease, tenancy, subtenancy, letting, subletting, license or sublicense" and the term "Tenant" or "tenant" shall mean "subtenant, lessee, sublessee, licensee, sublicensee or occupant."

                  10.2.12 Words importing any gender or number shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or item requires.

                  10.2.13 This lease shall be construed, governed, and enforced under the laws of the State of New Jersey.

                  10.2.14 If any provision of this lease shall to any extent be invalid or unenforceable, the remainder of this lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this lease shall be valid and be enforced to the fullest extent permitted by law.

                  10.2.15 The term "date hereof" shall mean the date a completely executed copy of this lease has been delivered to the Landlord or its attorney. All time periods hereunder shall commence and be measured starting on the first calendar day following the date hereof which is not a Saturday, Sunday or holiday on which national banks are closed for business within the State of New Jersey.

                  10.2.16 The term "law" shall mean and include any present or future statute, ordinance, rule, regulation, code, order, opinion or similar governmental action or directive, including any executive, court or administrative order or decision enforcing or interpreting any of the foregoing. References to any particular statutes, ordinances, rules or regulations shall be deemed to include any predecessor, successor or replacement statutes, ordinances, rules or regulations.

                  10.2.17  The submission of this agreement for examination



                                  (29)
      does not constitute an offer, reservation of or option for the Premises, and this agreement shall become binding and effective only upon execution and delivery by all parties.

                  10.2.18 This agreement is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of the terms hereof. All negotiations, considerations and representations between the parties have been incorporated herein. No course of prior dealing between the parties or their principals, agents or affiliates shall be relevant or admissible to supplement, explain or vary any of the terms of this agreement. Acceptance of or acquiescence in a course of performance rendered under this or any prior agreement between the parties or their principals, agents or affiliates shall not be relevant or admissible to determine the meaning of any of the terms of this lease. No representations, understandings or agreements have been made or relied upon in the making of this agreement other than those specifically set forth herein. This agreement cannot be modified orally, but only by a writing signed by all of the parties hereto or their duly authorized agents.

                  10.2.19 This agreement may be executed in any number of counterparts (and by facsimile signature pages), all of which taken together shall constitute the original hereof. When counterparts have been executed by and delivered to all parties hereto, or their counsel, they shall have the same effect and if the signatures were all on the same copy hereof.

           IN WITNESS WHEREOF, the undersigned have caused their duly authorized representatives to set their hands and affix their seals as of the date first above written.


                                         RTI INC., Landlord


                                         By: /s/ Theo Muller

                                             Theo Muller, President

                                         STERIGENICS EAST CORPORATION,
                                         Tenant


                                         By: /s/ Edward M. Miller

                                             Edward M. Miller, Vice-President


LIST OF EXHIBITS

Exhibit A  - Description of Premises
Exhibit B  - Extension Option Rider
Exhibit 2.1 Form of Memorandum of Lease




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                               EXHIBIT A

                       [Description of Premises]






















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

                               EXHIBIT B

                         EXTENSION OPTION RIDER



           The lease dated August 8, 1996 ("Lease") between RTI INC. ("Landlord") and STERIGENICS EAST CORPORATION ("Tenant") is modified as follows:

           1. All defined terms and interpretations set forth in the Lease shall be fully applicable to this Rider.

           2. Tenant shall have one (1) option, exercisable by notice to Landlord at least 12 months prior to the expiration of the then remaining Term, to extend the Term for a period of 5 years upon the same terms and conditions as are contained in the Lease. No option shall be exercisable by Tenant unless at the time of exercise and at the beginning of the renewal Term (a) the Lease is then in full force and effect, (b) there has been no Event of Default thereunder during the Term (whether or not waived by Landlord or cured by Tenant) and (c) there is no event which, upon a lapse of time or the giving of notice, or both, would become an Event of Default.
TIME IS OF THE ESSENCE for the exercise of any option hereunder.


                                         RTI INC., Landlord


                                         By:_______________________________

                                            Theo Muller, President

                                         STERIGENICS EAST CORPORATION,
                                         Tenant


                                         By:________________________________

                                            Edward M. Miller, Vice-President



                                  (1)

                               EXHIBIT C

                               GUARANTY



         In order to induce RTI, Inc., ("Landlord") to enter into a lease dated August 8, 1996, ("Lease") with STERIGENICS EAST CORPORATION ("Tenant") for the Premises located in the Township of Rockaway, County of Morris, State of New Jersey, and as more particularly described on Exhibit A to the Lease ("Premises"), the undersigned ("Guarantor") in consideration of the sum of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, irrevocably and unconditionally guarantees to Landlord the due, prompt and punctual payment and the prompt performance by the Tenant of all of its obligations pursuant to the Lease, including, without limitation, Tenant's obligations, if any, under Section 9.7 of the Lease ("Obligations"), all irrespective of the validity, binding effect, legality or enforceability of the Lease or whether the Lease shall have been duly executed by Tenant, any other circumstance which might now or hereafter or otherwise constitute a legal or equitable discharge or defense of a guarantor. Guarantor shall, upon demand, pay, perform or observe any term, covenant or condition of the Lease in the same place and stead as Tenant. Capitalized terms defined in the Lease and not defined herein shall have the same meanings when used herein.

         Guarantor is the parent corporation of Tenant and acknowledges that the lease of the Premises to Tenant will provide substantial direct and indirect benefits to Guarantor.

         Guarantor agrees further that this Guaranty and Guarantor's liability hereunder shall not be impaired or affected by any assignment, subleasing, modification, supplement, extension or amendment of the Lease, nor by any modification, release or other alteration of any of the Obligations hereby guaranteed, nor by any other agreements or arrangements whatever with the Tenant or anyone else. This Guaranty is an absolute, unconditional and irrevocable guaranty of payment and performance (and not merely of collection). The liability of Guarantor, as set forth above, is co-extensive with that of Tenant and this Guaranty shall be enforceable against Guarantor without the necessity of any suit or proceedings on Landlord's part of any kind or nature whatsoever against Tenant and without the necessity of any notice of non-payment, non- performance or non-observance, or any notice of acceptance of this Guaranty, or any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives.

         Guarantor hereby expressly waives any right of contribution from or indemnity against Tenant, whether at law or in equity, arising from any payments made by Guarantor pursuant to the terms of this Guaranty, and Guarantor acknowledges that Guarantor has no right whatsoever to proceed against Tenant for reimbursement of any such payments. In connection with the foregoing, Guarantor expressly waives any and all rights of subrogation or otherwise to any rights of Landlord against Tenant, and Guarantor hereby waives any rights to enforce any remedy which Landlord may have against Tenant. In addition to and without any way limiting the foregoing, Guarantor hereby subordinates any and all indebtedness of Tenant now or hereafter owed



                                  (1)
to Guarantor to all Obligations of Tenant to Landlord, and agrees with Landlord that Guarantor shall not demand or accept any payment of principal or interest from Tenant and shall not claim any offset or other reduction of Guarantor's obligations hereunder because of any such indebtedness.

         Guarantor hereby expressly agrees that this Guaranty shall be a continuing guaranty and that the validity or this Guaranty and the obligations and liability of Guarantor hereunder shall in no way be terminated, affected, diminished or impaired by reason of (a) the assertion of or the failure by Landlord to assert against Tenant any of the rights or remedies reserved to Landlord pursuant to the terms, covenants and conditions of the Lease, (b) any assignment of the Lease or subletting of the Premises,
(c) any renewal or extension of the Lease or any modification thereof, whether pursuant to the Lease or by subsequent agreement of Landlord and Tenant, (d) any extension of time that may be granted by Landlord to Tenant,
(e) any consent, indulgence or other action, inaction or omission under or in respect of the Lease, or (f) any dealings or transactions or matter or thing occurring between Landlord and Tenant, (g) any bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, receivership or trusteeship affecting Tenant or Tenant's successors or assigns whether or not notice thereof is given to Guarantor, (h) any modification, amendment, revision, supplement or other change to the Lease, whether or not made with the consent of Guarantor, or (i) any matter or thing whatsoever, whether or not specifically mentioned herein, other than full payment and performance of all of the Obligations.

         Guarantor also agrees to indemnify Landlord and hold Landlord harmless against all obligations, demands and liabilities, by whomever asserted, and against all losses in any way suffered, incurred or paid by Landlord as a result of or in any way arising out of, or following, or consequential to a breach by Tenant of any of its Obligations and to pay all costs and expenses, including reasonable attorneys' fees, of any proceeding by Guarantor to enforce the Lease or this Guaranty.

         Guarantor expressly waives the following: notice of acceptance hereof; presentment and protest of any instrument, and notice thereof; notice of default; and all other notices to which such Guarantor might otherwise be entitled.

         Guarantor represents and warrants to Landlord as follows:

         A. The execution, delivery and performance by Guarantor of this Guaranty have been duly authorized by all necessary corporate action.

         B. Guarantor is not in material default in the terms and conditions of any material agreement to which it is a party or by which it is bound, such as would materially and adversely affect its ability to carry out the terms, covenants and conditions of this Guaranty.

         C. Guarantor has the full power, authority and legal right to execute and deliver, and to perform and observe the provisions of, this Guaranty including the payment of all moneys hereunder. This Guaranty



                                  (2)
constitutes the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforcement thereof may be limited by
(a) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally or (b) the nonavailability of equitable or legal remedies which are discretionary with the courts.

         D. Guarantor is not in violation of any decree, ruling judgment, order or injunction applicable to it, nor any law, ordinance, rule or regulation of whatever nature which taken alone or in the aggregate, would materially and adversely affect its ability to carry out any of the terms, covenants, and conditions of this Guaranty. There are no actions, proceedings, or investigations pending or, to the best of Guarantor's knowledge, threatened against or affecting Guarantor (or any basis therefor known to Guarantor) before or by any court, arbitrator, administrative agency or other governmental authority or entity, which, taken alone or in the aggregate, if adversely decided, would materially and adversely affect its ability to carry out any of the terms, covenants and conditions of this Guaranty.

         E. Tenant is a wholly-owned subsidiary of Guarantor and accordingly Guarantor has a substantial financial interest in Tenant and its performance under the Lease.

         No failure or delay on the part of Landlord in exercising any right, power or privilege under this Guaranty shall operate as a waiver of or otherwise affect any such right, power or privilege, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         Guarantor agrees at any time and from time to time during the Term, within 10 days after written request from Landlord, to execute, acknowledge and deliver to Landlord or to a third party a statement in writing certifying that this Guaranty is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications). Landlord and any such third party shall have the right to rely upon the contents of any such written statement of Guarantor.

            Guarantor acknowledges and agrees that all disputes arising directly or indirectly, out of or relating to this Guaranty, and all actions to enforce this Guaranty, may be dealt with and adjudicated in the state courts of New Jersey or the Federal courts sitting in New Jersey; and hereby expressly and irrevocably submits the person of Guarantor to the jurisdiction of such courts in any suit, action or proceeding arising, directly or indirectly, out of or relating to this Guaranty. So far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instruction or action, other than service of process in one of the manners specified in this Guaranty, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon the person of Guarantor in any such court.

            Provided that service of process is effected upon Guarantor in one of the manners hereafter specified in this Guaranty or as otherwise permitted by law, Guarantor irrevocably waives, to the fullest extent permitted by law, and agrees not to assert, by way of motion, as a defense or otherwise, (a) any objection which it may have or may hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court as is mentioned in the previous paragraph, (b) any claim that any such



                                  (3)
suit, action or proceeding brought in such a court has been brought in an inconvenient forum, or (c) any claim that it is not personally subject to the jurisdiction of the above-named courts. Provided that service of process is effected upon Guarantor in one of the manners hereafter specified in this Guaranty or as otherwise permitted by law, Guarantor agrees that final judgment from which Guarantor has not appealed or may not appeal or further appeal in any such suit, action or proceeding brought in such a court of competent jurisdiction shall be conclusive and binding upon Guarantor and may, so far as it is permitted under applicable law, be enforced in the courts of any state or any Federal court and in any other courts to the jurisdiction of which Guarantor is subject, including, without intending any limitation, as to the Guarantor, the courts of New Jersey by a suit upon such judgment and that Guarantor will not assert any defense, counterclaim, or set off in any such suit upon such judgment.

            Guarantor agrees to execute, deliver and file all such further instructions as may be necessary under the laws of the State of New Jersey, in order to make effective the consent of Guarantor to jurisdiction of the state courts of New Jersey and the Federal courts sitting in New Jersey.

            Guarantor hereby consents to process being served in any suit, action or proceeding of the nature referred to in this Guaranty by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested to Sterigenics International, 4020 Clipper Court, Fremont, CA 94538-6540, Attn: James F. Clouser, or to any other address of which Guarantor shall have given written notice to Landlord (said notice being actually received). Provided that service is made in accordance with this Section or otherwise as permitted by law, Guarantor irrevocably waives, to the fullest extent permitted by law, all claim of error by reason or any such service and agrees that such service (a) shall be deemed in every respect effective service of process upon Guarantor in any such suit, action of proceeding and (b) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to Guarantor.

            Should Landlord be obligated by any bankruptcy or other law to repay to Tenant or Guarantor or to any trustee, receiver or other representative of either of them, any amounts previously paid, then this Guaranty shall be reinstated in the amount of such repayment. Landlord shall not be required to litigate or otherwise dispute its obligation to make such repayments if it in good faith and on the advice of counsel believes that such obligation exists.

            In the event that this Guaranty shall be held ineffective or unenforceable by any court of competent jurisdiction, Guarantor shall be deemed to be a tenant under the Lease with the same force and effect as if Guarantor were expressly named as a joint tenant therein with joint and several liability.

            All remedies afforded to Landlord by reason of this Guaranty are separate and cumulative remedies and it is agreed that no one of such remedies, whether exercised by Landlord or not, shall be deemed to be in exclusion of any other remedy available to Landlord and shall not limit or prejudice any other legal or equitable remedy which Landlord may have.



                                  (4)

            If any provision of this Guaranty or the application thereof to any person or circumstance shall to any extent be held void, unenforceable or invalid, then the remainder of this Guaranty or the application of such provision to persons or circumstances other than those as to which it is held void, unenforceable or invalid shall not be affected thereby and each provision of this Guaranty shall be valid and enforced to the fullest extent permitted by law.

            As a further inducement to Landlord to make and enter into the Lease and in consideration thereof, Guarantor hereby waives trial by jury and the right thereto in any action or proceeding of any kind or nature, arising on, under or by reason of or relating to, this Guaranty or any agreement collateral hereto.

            No waiver or modification of any provision of this Guaranty nor any termination of this Guaranty shall be effective unless in writing and signed by Landlord, nor shall any waiver be applicable, except in the specific instance for which it is given.

            If the Guarantor is a corporation or partnership, attached hereto is a true, certified copy of corporate resolutions of the Guarantor pursuant to which its entering into this Guaranty has been authorized by all requisite corporate or partnership action. If this Guaranty is signed by more than one party, the parties' liabilities shall be joint and several.

            Each individual signing below represents and warrants to Landlord that he is authorized to execute this Guaranty on behalf of Guarantor or other entity for which he signed and that said corporation or entity is bound thereby.

            This Guaranty, all acts and transactions hereunder, and the rights and obligations of the parties hereto shall be binding upon successors and assigns of Guarantor, may not be changed or modified orally, and shall inure to the benefit of Landlord's successors and assigns.





                                        STERIGENICS INTERNATIONAL,
                                        INC. (Guarantor)


                                        By: /s/ Edward M. Miller

                                            Edward M. Miller,
                                            Vice-President




                                  (5)

                           CORPORATE ACKNOWLEDGEMENT


STATE OF NEW YORK:
                             ss.:
COUNTY OF NEW YORK:


         BE IT REMEMBERED, that on this 8th day of August, 1996, before me, the subscriber, a notary public of the State of New York, personally appeared Edward M. Miller, who, being by me duly sworn on his oath, deposed and made proof to my satisfaction that he is the Vice President of Sterigenics International, and the person who has signed the within instrument; and I having first made known to him the contents thereof, he did acknowledge that he signed and delivered the same as such officer on behalf of the corporation as its voluntary act and deed, made by virtue of authority from its board of directors, for the uses and purposes therein expressed.





                                      /s/ ___________________________

                                      Notary Public
                                      (Apply Raised Seal and Stamp indicating
                                      expiration date of Commission)












                                  (6)